Exhibit 4.2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.

WARRANT TO PURCHASE COMMON STOCK

OF

ICX TECHNOLOGIES, INC.

VOID AFTER FEBRUARY 3, 2016

This Warrant is issued to Valentis SB, L.P., or its registered assigns (“Holder”) by ICx Technologies, Inc., a Delaware corporation (the “Company”), effective February 3, 2006 (the “Warrant Issue Date”). The original warrant issued to the Holder has been amended to reflect the following terms in accordance with the Company’s Exchange Offer which terminated on September 8, 2009.

1. Purchase Shares. Subject to the terms and conditions hereinafter set forth and compliance with applicable laws, the Holder is entitled at any time and from time to time until the Expiration Date, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company up to One Hundred Twenty Seven Thousand Two Hundred Fifty (127,250) fully paid and nonassessable shares of Common Stock of the Company, $0.001 par value per share (the “Common Stock”). The number of shares of Common Stock issuable pursuant to this Section 1 (the “Shares”) shall be subject to adjustment pursuant to Section 8 hereof.

2. Exercise Price. The purchase price for each Share shall be $5.36, as adjusted from time to time pursuant to Section 8 hereof (the “Exercise Price”).

3. Exercise Period. The purchase right represented by this Warrant is exercisable by the Holder, in whole or in part, at any time after the date hereof and before the close of business on the tenth (10th) anniversary thereof (the “Expiration Date”). In the event of (a) the closing of the issuance and sale of shares of Common Stock in the Company’s first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “IPO”), (b) the closing of the sale or transfer of all or substantially all of the assets of the Company to another entity (the “Acquiring Person”), or (c) the closing of the acquisition of the Company by an Acquiring Person by means of merger, consolidation or other transaction or series of related transactions, resulting in the exchange of the outstanding shares of the Company’s capital stock such that the stockholders of the Company prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity, the Company shall notify the Holder at least ten (10) days prior to the closing of such event or transaction. Each of the transactions specified in clauses (b) and (c) of the preceding sentence is hereinafter referred to as a “Corporate Transaction.”

4. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(a) the surrender of the Warrant, together with a duly executed copy of the form of Notice of Election attached hereto, to the Secretary of the Company at its principal offices; and

(b) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

5. Conversion. In lieu of exercising this Warrant pursuant to Section 4, the Holder may elect to convert this Warrant, without the payment by the Holder of any additional consideration, into shares of Common Stock equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant to the Secretary of the Company at its principal office together with notice of such election, in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

Y (A - B)

X =           A

Where:	X =	The number of shares of Common Stock to be issued to the Holder pursuant to this conversion;

	Y =	The number of Shares in respect of which the election to convert is made;

	A =	The fair market value of one share of the Common Stock at the time the election to convert is made;

	B =	The Exercise Price.

For purposes of this Section 5, the fair market value of one share of Common Stock as of a particular date shall be: (a) if applicable, the average of the closing bid and asked prices of the Company’s common stock quoted in the over-the-counter market summary or the closing price quoted on any exchange on which the Common Stock is listed, whichever is applicable, as published in the United States Edition of the Wall Street Journal for the ten (10) trading days immediately prior to but not including the date of determination of fair market value, (b) if the conversion pursuant to this Section 5 is immediately prior to the closing of an acquisition of the Company {as described Section 3(c) above), then the price per share of the Common Stock in such transaction, or (c) if 5(a) and 5(b) hereof are not applicable or if the price in the transaction set forth in 5(b) is not in cash, then as determined in good faith by the Company’s board of directors; provided that if Holder objects to such determination, then the value shall be determined by an appraiser chosen by the Board of Directors who is reasonably acceptable to Holder, and the cost of such appraisal shall be borne equally by the Company and the Holder.

6. Certificates for Shares. Upon the exercise of the purchase or conversion rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and in any event within thirty (30) days of the delivery of the Notice of Exercise. In the event that this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the Shares purchasable hereunder.

7. Issuance of Shares. The Company covenants and agrees as follows:

(a) The Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable, not subject to any preemptive rights and free from all taxes, liens, charges and other encumbrances with respect to the issuance thereof other than those created by or imposed upon the Holder thereof through no action by the Company.

(b) The Company shall at all times have authorized and reserved, and shall keep available and free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

(c) Upon receipt by the Company of the Notice of Election and the Exercise Price, the Holder shall be deemed to be the holder of the Shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed and that certificates representing such Shares shall not then be actually delivered to the Holder. The Company shall pay all taxes and other charges that may be payable in connection with the issuance of the Shares and the preparation and delivery of stock certificates pursuant to this Section 7 in the name of the Holder. The Company shall register said Shares in the Company’s stockholders registry.

8. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the ease of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the Common Stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 8(a) above or a Corporate Transaction), then, as a condition of such reclassification, reorganization, or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of shares of Common Stock as were purchasable by the Holder immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

(c) Cash Distributions. No adjustment on account of cash dividends or interest on the securities as to which purchase rights under this Warrant exist will be made to the Exercise Price under this Warrant.

(d) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise or conversion of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of shares of Common Stock or other securities or property thereafter purchasable upon exercise of this Warrant.

9. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise or conversion of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

10. Market Stand-Off. The Shares issuable under this Warrant shall be subject to the following market stand-off restriction (the “Market Stand-Off”):

(a) Holder hereby agrees that, in connection with the initial public offering of the Common Stock of the Company under the Securities Act of 1933, as amended (the “Securities Act”) for the account of the Company, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”), the Holder shall not, without the prior consent of the Managing Underwriter, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for the Shares (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Shares or such other securities, in cash or otherwise, during the period specified by the Company’s Board of Directors at the request of the Managing Underwriter (the “Market Standoff Period”), with such period not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act pursuant to such offering. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period. This Market Stand-Off provision shall apply only to the Company’s initial public offering of equity securities and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holder if all officers, directors, founders and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Market Stand-Off provision and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(b) Any new, substituted or additional securities which are, by reason of any stock dividend, stock split, recapitalization, reorganization or similar transaction affecting the Company’s outstanding common stock, distributed with respect to the purchased Shares shall be immediately subject to this Market Stand-Off provision to the same extent the Shares are at the time covered by such provisions.

11. No Stockholder Rights. Prior to exercise or conversion of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and such Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 11 shall limit the right of the Holder to be provided the notices required under this Warrant.

12. Transfers of Warrant.

(a) Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder and all Shares issuable on the exercise hereof are transferable in whole or in part, upon prior written notice to the Company, subject to the Company’s right to receive an opinion of counsel as set forth in the legend hereto. The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new warrants.

(b) Each certificate representing the Securities (as defined below) and any other securities issued in respect of the Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 12) be stamped or otherwise imprinted with legends in substantially the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.

13. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and its respective successors and assigns.

14. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived {either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the holders of a majority of shares of the Common Stock issued or issuable upon exercise of this Warrant. Any waiver or amendment effected in accordance with this Section 14 shall be binding upon each holder of any Shares purchased under this Warrant at the time outstanding, each future holder of all such Shares and the Company.

15. Representations and Warranties of Registered Holder. The Holder understands that neither this Warrant nor the shares of Common Stock issuable hereunder have been registered under the Securities Act or any state securities laws. As a condition to the issuance of this Warrant and to its exercise, the Holder hereby represents and warrants to the Company that:

(a) The Warrant and, if applicable, the shares of Common Stock (collectively, the “Securities”) have been acquired by the Holder for investment and not with a view to the sale or other distribution thereof within the meaning of the Securities Act and the Registered Holder has no present intention of selling or otherwise disposing all or any portion of the Securities.

(b) The Holder has acquired the Securities for the Holder’s own account only, and no one else has any beneficial ownership in the Securities.

(c) The Holder is capable of evaluating the merits and risks of any investment in the Securities, is financially capable of bearing a total loss of this investment and has either: (i) a preexisting personal or business relationship with the Company or its principals or (ii) by reason of the Holder’s business or financial experience, has the capacity to protect his or its own interests in connection with this investment.

(d) The Holder has had access to all information regarding the Company, its present and prospective business, assets, liabilities and financial condition that the Holder considers important to making the decision to acquire the Securities and has had ample opportunity to ask questions of and receive answers from the Company’s representatives concerning an investment in the Securities and to obtain any and all documents requested in order to supplement or verify any of the information supplied.

(e) The Holder understands that the Securities shall be deemed restricted securities under the Securities Act and may not be resold unless they are registered under the Securities Act and any applicable State securities law, or in the opinion of counsel in form and substance satisfactory to the Company, an exemption from such registration is available.

(f) The Registered Holder is aware of Rule 144, as amended, promulgated under the Securities Act which currently provides, in substance, that: (i) after one year from the date restricted securities have been purchased and fully paid for, a holder may transfer restricted securities provided certain conditions are met (e.g., certain public information is available about the Company), and specific limitations on the amount of shares which can be sold within certain periods and the manner in which such shares must be sold are complied with; and (ii) after two years from the date the securities have been purchased and fully paid for, holders who are not “affiliates” of the Company may sell restricted securities without satisfying such conditions.

(g) The Holder further understands that if the requirements of Rule 144 are not met, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required for any disposition of the Securities; and that, although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities other than in a registered offering or other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and such persons and the brokers who participate in the transactions do so at their own risk.

16. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and amount.

17. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, a Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

18. Notices. All notices required under this Warrant shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) upon confirmation receipt that the communication was successfully sent to the applicable number if sent by facsimile; (iii) one day after being sent, when sent by professional overnight courier service, or (iv) three (3) days after posting when sent by registered or certified mail, Notices to the Company shall be sent to the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing). Notices to the Holder shall be sent to the address or facsimile number indicated on the signature page hereof (or at such other place as the Holder shall notify the Company hereof in writing).

19. Attorneys’ Fees. If any action of law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to its reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.

20. Captions. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

21. Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one instrument.

22. Governing Law. This Warrant shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Warrant to be executed by an officer thereunto duly authorized.

ICX TECHNOLOGIES, INC,

By:	/s/ Colin J. Cumming
Colin J. Cumming
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

WARRANTHOLDER

VALENTIS SB, L.P.

By:	VALENTIS SB GP LLC, its G.P.

By:	/s/ Arthur Amron

Print Name:	Arthur Amron
Vice President and Assistant Secretary

Address*:

c/o Wexford Capital LP
411 West Putnam Ave.
Greenwich, CT 06830
Facsimile #:	203-862-7312
Email:	AAMRON@WEXFORD.COM

*	Please indicate address for notice purposes.

Prepared by	McAfee & Taft

Approved by	/s/ Jim Luby
Jim Luby @ ICx

NOTICE OF EXERCISE

To: ICX TECHNOLOGIES, INC.

The undersigned hereby elects to [check applicable subsection]:

☐	(a)	Purchase _____________________ shares of Common Stock of ICx Technologies, Inc. pursuant to the terms of the attached Warrant and payment of the Exercise Price required under such Warrant accompanies this notice;

OR

☐	(b)	Exercise the attached Warrant for [all of the shares] [________ of the shares] [cross out inapplicable phrase] purchasable under the Warrant pursuant to the conversion provisions of Section 5 of such Warrant.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

WARRANTHOLDER:

By:

Name:

Title:

Address:

Date:_______________________________

Name in which shares should be registered: